EXHIBIT 99.3
Company Contact:
Randy C. Martin
Executive Vice President
and Chief Financial Officer
(314) 721-4242
For Immediate Release
Wednesday, January 2, 2008
SPARTECH ELECTS RALPH B. ANDY
CHAIRMAN OF BOARD;
JOINED BOARD IN 1998;
Outgoing Chairman Jackson W. Robinson Resumes Service as Director
ST. LOUIS, January 2, 2008 – Spartech Corporation (NYSE: SEH), a leading producer of plastics materials and packaging, said today that Ralph B. Andy, a director of the company for the past nine years, has been elected Chairman of the Board of Directors.
Spartech produces engineered thermoplastic sheet materials, polymeric compounds and concentrates, engineered products and advanced packaging solutions. Andy succeeds Jackson W. Robinson, who had held the non-executive chairmanship for two and a half years.
“We are absolutely delighted to have an executive of Ralph Andy’s stature guiding the activities of our Board,” commented Robinson. “His wisdom and wealth of experience in thermoplastic materials and polymeric compounds will be of immense value. Ralph Andy is a proven entrepreneur, having founded and built two highly successful businesses, and he has been an invaluable member of the Spartech Board since 1998.
“Ralph frequently has demonstrated his strong business skills, having served as a past Chairman of the Board’s Compensation Committee and currently as a member of both the Compensation Committee and the Governance Committee. I’ve appreciated his insight, CEO experience and guidance, and I know Spartech’s management team will benefit from his leadership. Ralph is in an excellent position to ensure that the Board maintains the discipline and independent perspective required to safeguard and enhance our shareholders’ interests,” Robinson added.
“I’m both honored and pleased to accept the position as Chairman of the Board. And, on behalf of all of us at Spartech, I’d like to thank Jack Robinson for his many contributions to the growth and success of the company over the past 15 years and particularly while he was Chairman during the past two and half years. We’re happy that we will continue to benefit from his seasoned experience and counsel as a member of the Board,” Andy said.

Spartech Announces Ralph B. Andy as Chairman
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“I see a bright future ahead for Spartech,” Andy said. “The company has a strong, independent Board of Directors that will continue to provide solid corporate governance and ensure business transparency. We will work closely with Spartech’s management to enhance shareholder value.
Andy, 63, joined the Spartech Board in 1998 when the company acquired Polycom Huntsman, Inc., a manufacturer of plastic raw material compounds. Andy is currently Chief Executive Officer of Pennatronics Corporation, an electronics contract manufacturer located in California, PA.
About Spartech
Spartech Corporation is a leading producer of engineered thermoplastic sheet materials, polymeric compounds and concentrates and engineered product solutions. The company has facilities throughout the United States, Canada, Mexico and Europe with annual sales of approximately $1.5 billion.
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